INTERDIGITAL ANNOUNCES FOURTH QUARTER 2013 FINANCIAL RESULTS
Successful Execution of Licensing Program Drives Full Year Revenue of $325.4 million,
Net Income of $38.2 million

WILMINGTON, DE.—February 20, 2014—InterDigital, Inc. (NASDAQ: IDCC), a wireless research and development company, today announced results for the fourth quarter and full year ended December 31, 2013.
Fourth Quarter 2013 Financial Highlights:

•	Revenue of $99.7 million;

•	Net income[1] of $14.5 million, or $0.35 per diluted share; and

•	Ending cash and short-term investments totaling $698.5 million at December 31, 2013.
Full Year 2013 Financial Highlights:

•	Revenue of $325.4 million;

•	Net income of $38.2 million, or $0.92 per diluted share; and

•	Free cash flow[2] of $179.5 million.
“2013 was, by and large, a successful year for the company. While we weren’t able to announce the completion of major licensing milestones, we did execute strongly on various other aspects of our business, delivering strong free cash flow and profitability and demonstrating the strength and versatility of the business. These successes, including the Huawei arbitration agreement and our various arbitration wins, put us in a position to deliver additional value in 2014. This year begins with an expected resolution with Huawei in 2014, developments at the ITC that we view as very positive, and a structure in place for licensing the considerable infrastructure portfolio we developed, leading us to be hopeful that 2014 will be another strong year,” said William J. Merritt, President and CEO of InterDigital.

Fourth Quarter 2013 Summary

Revenue in fourth quarter 2013 totaled $99.7 million, including $63.3 million of royalty and technology solutions revenue (including $1.7 million of past technology solutions revenue) and $36.4 million in past patent royalties primarily related to Pegatron Corporation. This is an increase in total revenue of $11.8 million compared to total revenue for fourth quarter 2012 of $87.9 million, which included $64.2 million of royalty and technology solutions revenue and $23.7 million of past patent royalties primarily attributable to the Sony patent license agreement we signed in December 2012. The company's fourth quarter 2013 net income was $14.5 million, or $0.35 per diluted share, compared to net income of $15.5 million, or $0.38 per diluted share, in fourth quarter 2012.

Total revenue increased $11.8 million, or 13%, compared to fourth quarter 2012, driven by increases to: past patent royalties of $12.7 million, per-unit royalties of $11.2 million and technology solutions revenue of $4.7 million. The increases to past patent royalties and per-unit royalties were primarily due to royalties received for certain additional products as result of the Pegatron and Apple arbitration awards. Additionally, the technology solutions revenue increase was a result of the third quarter arbitration award related to one of the company's technology solutions agreements. These increases were partially offset by a $16.8 million decrease in fixed-fee royalty revenue year over year driven mainly by the expiration of the 3G portion of the company's patent license agreement with Samsung at the end of 2012, partially offset by the addition of the Sony patent license agreement in fourth quarter 2012. Companies that accounted for ten percent or more of fourth quarter 2013 total revenue were Pegatron ($56.9 million, or 57%, of which $35.6 million was past patent royalties) and Sony Corporation of America ($10.0 million or 10%).

Fourth quarter 2013 operating expenses totaled $61.7 million, compared to $69.0 million in fourth quarter 2012, a decrease mainly attributable to a $12.5 million repositioning charge incurred in fourth quarter 2012 associated with the company's voluntary early retirement program ("VERP"). This decrease was partially offset by increases to intellectual property enforcement and patent amortization, among other items. Intellectual property enforcement costs increased $2.2 million primarily due to the company's USITC actions, and patent amortization increased $1.4 million driven by recent patent acquisitions.

Fourth quarter 2013 other expense was $13.7 million, compared to $2.5 million in fourth quarter 2012, primarily driven by the recognition of a $15.1 million investment impairment during fourth quarter 2013.
The company's fourth quarter 2013 effective tax rate was approximately 42.9 percent based on the statutory federal tax rate net of discrete federal and state taxes, as compared to 5.1 percent in fourth quarter 2012 based on the statutory federal tax rate net of discrete foreign taxes. The increase in the effective tax rate resulted from the impact of additional state tax expense, resulting, in part, from the company's income mix related to the increase in technology solutions revenue, on the effective tax rate in 2013. The fourth quarter 2012 tax rate included a $4.5 million benefit related to the reversal of a valuation allowance against certain deferred tax assets.
In fourth quarter 2013, the company used $14.9 million of free cash flow compared to $133.0 million used in fourth quarter 2012. This change in free cash flow primarily resulted from a decrease in cash payments related to taxes as a result of the estimated tax payments made in fourth quarter 2012 related to the patent sale to Intel Corporation.

Full Year 2013 Summary

The company's full year 2013 revenue totaled $325.4 million, including $251.6 million of royalty and technology solutions revenue (including $53.3 million of past technology solutions revenue) and $73.8 million of past patent royalties primarily as a result of arbitration awards received during the year. Revenue for 2012 was $663.1 million, which included: $384.0 million of patent sales revenue, primarily from the company's patent sale to Intel; $252.8 million of royalty and technology solutions revenue; and $26.2 million of past patent royalties primarily attributable to the Sony patent license agreement. The company's full year 2013 net income was $38.2 million, or $0.92 per diluted share, compared to net income of $271.8 million, or $6.26 per diluted share, in full year 2012.
Total revenue decreased $337.7 million as compared to full year 2012, driven mainly by a $384.0 million decrease in patent sales and a $67.4 million decrease in fixed-fee amortized royalty revenue. These decreases were partially offset by increases to: technology solutions revenue of $58.7 million, past patent royalties of $47.6 million and per-unit royalty revenue of $7.4 million. The technology solutions revenue increase was as a result of the third quarter arbitration award related to one of the company's technology solutions agreements. Past patent royalties increased due to success in arbitrations in 2013. Per-unit royalty revenue increased primarily due to royalties received for certain additional products as a result of the Pegatron and Apple arbitration awards. Fixed-fee amortized royalty revenue decreased $67.4 million year over year due to the expiration of the 3G portion of the Samsung agreement at the end of 2012, partially offset by the addition of the Sony patent license agreement signed in fourth quarter 2012. Companies that accounted for ten percent or more of full year 2013 total revenue were Pegatron ($96.4 million, or 30%, of which $71.4 million was past patent royalties), Intel Mobile Communications GmbH ($59.3 million or, 18%, of which $53.3 million was past technology solutions revenue) and Sony Corporation of America ($40.0 million or 12%).
Full year 2013 operating expenses totaled $240.6 million, compared to $244.0 million in full year 2012. Full year 2012 expenses included $16.7 million of costs associated with the company's patent sale to Intel in 2012. Other decreases compared to 2012 include repositioning charge ($11.0 million decrease), personnel-related costs ($4.7 million decrease) and long-term compensation expense ($1.1 million decrease), all of which are primarily a result of the VERP. These year-over-year decreases were partially offset by a $14.9 million increase in intellectual property enforcement and non-patent litigation costs, a $7.0 million increase in patent amortization, a $4.1 million increase in patent maintenance and patent evaluation and a $2.5 million increase in consulting services. The increases in intellectual property enforcement and non-patent litigation costs and patent amortization are discussed above. The increase in patent maintenance and patent evaluation was primarily related to due diligence associated with both patent acquisition and patent sale opportunities. The increase in consulting services resulted from the transition from internal labor to outsourced, in part as a result of the VERP.
Full year 2013 other expense of $23.2 million increased from $10.4 million in full year 2012. The increase primarily resulted from the recognition of a $21.7 million investment impairment during 2013, partially offset by an increase in interest income as result of interest paid to the company pursuant to arbitration awards.
The company's full year 2013 effective tax rate was approximately 42.0 percent based on the statutory federal tax rate net of discrete federal and state taxes. The company's full year 2012 effective tax rate was approximately 33.5 percent based on the statutory federal tax rate net of discrete foreign taxes. The increase in the effective tax rate was driven by additional state tax expense, resulting, in part, from the company's income mix related to the increase in technology solutions revenue in 2013, partially offset by a discrete first quarter 2013 reversal of a valuation allowance against certain deferred tax assets. The full year 2012 effective rate included $6.7 million of benefits related to the reversal of a valuation allowance against deferred tax assets.
In 2013, the company generated $179.5 million in free cash flow compared to $145.7 million generated in 2012. This increase is primarily attributable to the receipt of both prepayments from existing licensees and payments related to the resolution of the Pegatron arbitration.
Near Term Outlook
“We expect our solid base of current royalties from existing licensees to continue in first quarter 2014, driving expected first quarter 2014 total revenue to a range of $54 million to $59 million, comprised entirely of recurring revenue,” said Richard J. Brezski, Chief Financial Officer. "This revenue guidance is based on royalty reports received to date, and does not include the potential impact of any new patent license, technology solutions or patent sale agreements that may be signed, or any arbitration or dispute resolutions that may occur, during the balance of first quarter 2014."
Conference Call Information
InterDigital will host a conference call on Thursday, February 20, 2014 at 10:00 a.m. Eastern Time to discuss its 2013 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (800) 768-6570 within the United States or (785) 830-1942 from outside the United States. Please call by 9:50 a.m. ET on February 20 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET February 20 through 1:00 p.m. ET February 25. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 7820520.

About InterDigital®
InterDigital develops wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our belief that our 2013 successes, including the Huawei arbitration agreement and various arbitration wins, put us in a position to deliver additional value in 2014, (ii) our expectation that we will reach a resolution with Huawei in 2014, (iii) our hope that 2014 will be another strong year, (iv) our expectation that our solid base of current royalties from existing licensees will continue in first quarter 2014 and (v) our expectations regarding first quarter 2014 revenue. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “will,” “continue to,” “work to,” "hope" and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) the ability of our Innovations Group to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) the ability of our Solutions Group to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (x) changes or inaccuracies in market projections; (xi) the terms of the final Huawei arbitration procedures and any subsequent changes thereto; and (xii) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income and diluted earnings per share are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by/(used in) operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
REVENUES:
Per-unit royalty revenue	$40,994	$29,821	$122,709	$115,295
Fixed fee amortized royalty revenue	16,917	33,764	67,658	135,056
Past patent royalties	36,388	23,652	73,808	26,238
Patent sales	—	—	—	384,000
Technology solutions revenue	5,384	640	61,186	2,474
	99,683	87,877	325,361	663,063

OPERATING EXPENSES:
Patent administration and licensing	36,212	31,305	143,037	126,284
Development	17,935	16,821	63,330	67,862
Selling, general and administrative	7,556	8,383	32,694	37,351
Repositioning	—	12,536	1,544	12,536
	61,703	69,045	240,605	244,033

Income from operations	37,980	18,832	84,756	419,030

OTHER EXPENSE (NET)	(13,706)	(2,470)	(23,237)	(10,396)
Income before income taxes	24,274	16,362	61,519	408,634
INCOME TAX PROVISION	(10,404)	(830)	(25,836)	(136,830)
NET INCOME	$13,870	$15,532	$35,683	$271,804
Net loss attributable to noncontrolling interest	$(666)	$—	$(2,482)	$—
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$14,536	$15,532	$38,165	$271,804
NET INCOME PER COMMON SHARE — BASIC	$0.35	$0.38	$0.93	$6.31
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	40,977	40,981	41,115	43,070
NET INCOME PER COMMON SHARE — DILUTED	$0.35	$0.38	$0.92	$6.26
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	41,298	41,339	41,424	43,396
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$1.60	$0.40	$1.90

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	FOR THE THREE MONTHS ENDED DECEMBER 31,		FOR THE YEAR ENDED DECEMBER 31,
	2013	2012	2013	2012
Income before income taxes	$24,274	$16,362	$61,519	$408,634
Taxes paid	(21,625)	(108,997)	(24,961)	(116,871)
Non-cash expenses	30,982	11,252	80,771	52,562
Increase in deferred revenue	22,654	145,384	209,930	174,604
Deferred revenue recognized	(38,827)	(68,075)	(174,014)	(223,419)
(Decrease) increase in operating working capital, deferred charges and other	(18,003)	(118,740)	64,930	(117,902)
Capital spending and capitalized patent costs	(14,379)	(10,176)	(38,648)	(31,938)
FREE CASH FLOW	(14,924)	(132,990)	179,527	145,670

Tax benefit from share-based compensation	52	(608)	815	898
Payments on long-term debt, including capital leases	—	—	—	(180)
Acquisition of patents	(12,000)	(1,700)	(25,013)	(15,450)
Long-term investments	445	—	—	—
Proceeds from noncontrolling interests	1,276	—	7,652	—
Dividends paid	(4,121)	(69,689)	(12,354)	(83,077)
Share repurchases	(29,134)	—	(29,134)	(152,694)
Net proceeds from exercise of stock options	298	1,398	1,032	2,111
Unrealized (loss) gain on short-term investments	(283)	(459)	(1,353)	2,007
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(58,391)	$(204,048)	$121,172	$(100,715)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Cash & short-term investments	$698,451	$577,279
Accounts receivable (net)	92,830	169,874
Current deferred tax assets	26,197	36,997
Other current assets	40,036	30,197
Property & equipment and patents (net)	215,906	185,381
Other long-term assets (net)	39,763	56,881
TOTAL ASSETS	$1,113,183	$1,056,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$66,262	$66,608
Current deferred revenue	60,176	106,305
Long-term deferred revenue	243,864	161,820
Long-term debt & other long-term liabilities	209,061	203,171
TOTAL LIABILITIES	579,363	537,904
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	528,650	518,705
Noncontrolling interest	5,170	—
TOTAL EQUITY	533,820	518,705
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,113,183	$1,056,609

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY / (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

	FOR THE THREE MONTHS ENDED DECEMBER 31,		FOR THE YEAR ENDED DECEMBER 31,
	2013	2012	2013	2012
Net cash provided by (used in) operating activities	$(545)	$(122,814)	$218,175	$177,608
Purchases of property, equipment, & technology licenses	(1,859)	(1,642)	(4,591)	(3,621)
Capitalized patent costs	(12,520)	(8,534)	(34,057)	(28,317)
Free cash flow	$(14,924)	$(132,990)	$179,527	$145,670

InterDigital, Inc:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814